LETTER OF INTENT

TRINITY SILVER PROJECT

          THIS LETTER OF INTENT (the “LOI”) is made this 1st day of September, 2009 (the “Effective Date”) by and between Yellowcake Mining, Inc., a Nevada Corporation, (“YCMI”) and AuEx, Inc., a Nevada corporation (“AuEx” or “Company”) -all collectively referred to as the “Parties”.

RECITALS

          AuEx is the lessee of the Trinity Silver Project (the “TSP”) owned by Newmont Mining Corporation located in Pershing County, Nevada consisting of unpatented mining claims, leased fee land and sub-leased fee land together with all ores, minerals, surface and mineral rights, and the right to explore for, mine and remove the same, and all water rights and improvements, easements, licenses, rights-of way and other interests appurtenant thereto, all as more particularly described on Exhibit “A” to this LOI (the Property).

          AuEx and YCMI now desire to enter into this LOI granting YCMI the exclusive right to enter into an Exploration Earn-in Agreement (the “Agreement”) to explore the Property and the exclusive right and option to acquire a 70% undivided interest (the “Interest”) in the Property upon fulfillment of specific conditions.

          Now therefore, the parties have agreed as follows:

1.	Representations, Warranties and Covenants

1.1	AuEx represents and warrants to YCMI that:

	(a)	the Property is accurately described in Exhibit “A”, is in good standing under the laws of the State of Nevada, and is free and clear of all liens and encumbrances;

(b)

AuEx, Inc. is a company duly incorporated, validly existing and in good standing under the laws of its incorporating jurisdiction, and it has the requisite corporate power and capacity to carry on business as presently conducted and to enter into this Agreement;

(c)

there are no outstanding agreements or options that contemplate the acquisition of the Property or any of the Interest by any other person, with the exception of “Clawback” or NSR royalty payable to Newmont Mining Corporation,

	(d)	AuEx is the sole lessee of a 100% interest in the Property and the ownership of the Property is accurately described in Exhibit “A” hereto;

(e)

the entering into this Agreement and the performance of the obligations of AuEx hereunder will not conflict with any law applicable to it, nor conflict with, or result in a breach of or accelerate the performance required by, any contract or other commitment to which AuEx is a party or by which AuEx is bound;

(f)

to the best of the knowledge, information and belief of AuEx, the Company has complied with all applicable environmental laws as they relate to the Property and there have been no breaches of nor liabilities caused or permitted to arise by AuEx under any applicable environmental laws relating to the Property and AuEx has not received notification from any person, including without limitation, any governmental authority of any potential breach or alleged breach of any applicable environmental laws relating to the Property or of any inspection or investigation or possible inspection or investigation by any governmental authority under any applicable environmental law relating to the Property and AuEx has not received any notification of the presence of any contaminates (including hazardous substances, dangerous goods, chemicals or toxic wastes) in the soil or water in, on or under the Property and AuEx has not been subject of any claims or incurred any expenses in respect of the presence of any contaminates in the soil water in, on or under the Property; and

(g)	AuEx agrees to assist YCMI in obtaining all governmental licenses and permits required to carry out the exploration and mining operations on the Property as and when necessary.

1.2	YCMI represents and warrants to AuEx that:

(a)

YCMI is a company duly incorporated, validly existing and in good standing under the laws of Nevada, and it has the requisite corporate power and capacity to carry on business as presently conducted and to enter into this Agreement;

(b)

the entering into this Agreement and the performance of the obligations of YCMI hereunder will not conflict with any law applicable to it, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is a party or by which it is bound; and

(c)

YCMI has full power, legal right and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution of this Agreement and the performance of its terms have been duly authorized by all necessary corporate actions on the part of YCMI and this Agreement has been duly executed and delivered by it.

1.3

Option Grant to Enter into an Exploration Earn-in Agreement: AuEx hereby agrees to grant to YCMI and YCMI agrees to acquire from AuEx, the exclusive right and option (the “Option”) to enter into an Exploration Earn-in Agreement to acquire a 70% undivided interest in the Trinity Silver Project (the “TSP”). The Option is entered into as of the Effective Date on this agreement and shall expire on November 1, 2009.. During the Option period Yellowcake will reimburse AuEx for land holding costs for the Trinity Silver Property.

1.4	Exploration Earn-in Agreement Requirements.

(a)

On signing the earn in agreement: YCMI agrees to pay Owner $250,000 on signing the Agreement for partial reimbursement of the buyout provision of the Newmont lease agreement which AuEx shall commit to make prior to December 31, 2009.

	(b)	Work Expenditure Requirements in:

Year 1: $500,000 (to include data compilation and evaluation), a “best efforts” commitment to acquire the Hi Ho Ag claims, completion of a 43-101 resource report if not already completed. (Year 1 expenditure is a firm obligation.)

Year 2: On the 1st anniversary of the agreement, pay to AuEx a second payment of $250,000 fulfilling reimbursement to AuEx for completion of the Newmont buyout, incur work in the amount of $1,000,000 (to include exploration and development drilling, metallurgical evaluation and the commencement of mine permitting)

Year 3: Minimum work obligation of $1,000,000

Year 4: Minimum work obligation of $1,000,000

Year 5: Minimum work obligation of $1,000,000

Year 6: Minimum work obligation $500,000 per year thereafter unless as operator YCMI decides not to expend further funds in a particular year.

All costs incurred on or for the benefit of the Property for exploration and development work and Claims maintenance shall be creditable against the Work Expenditure Requirements, including;
          i)- salaries, wages and costs of benefits, labor expenses, fees and travel and living expenses for YCMI’s employees and consultants employed directly on or for the benefit of the Property;
          ii)- costs and expenses of equipment, machinery, materials and supplies;
          iii)- all payments to contractors for work on or for the benefit of the Property;
          iv)- costs of sampling, assaying, metallurgical testing and analyses and other costs incurred to determine the quantity and quality of minerals on the Property;
          v)- costs incurred to obtain approvals, consents, licenses, permits and rights-of-way and other similar rights in connection with activities on the Property;
          vi)- costs of annual assessment work and the filing and recording of proof of performance of annual assessment work;
          vii)- costs of annual claims maintenance;
          viii)- all taxes and assessments levied against the Property; and
          ix)- costs incurred in acquiring new properties within the Area of Interest.

Any excess amounts expended in furtherance of the Work Expenditure Requirement in any year may be carried forward and applied to the succeeding year’s Work Expenditure Requirement.

1.5	Transfer of Interest.

(a)

Upon YCMI having made the payments set out above, fulfilled the Work Expenditure Requirements in accordance with the schedule set forth above to the earlier of (i) Year 5 and (ii) having completed preparation of a Bankable Feasibility Study, YCMI will have exercised the Option and will have earned a 70% undivided interest in the Property without any further act being required of it, whereupon AuEx will promptly execute and deliver to YCMI an assignment of a 70% interest in the Property to YCMI.

(b)

Upon YCMI having acquired a 70% undivided interest in the Property, a formal joint venture agreement will be entered into by YCMI and AuEx generally in accordance with the Rocky Mountain Mineral Law Foundation, Exploration Development and Mine Operating Agreement (Model Form 5A), or as the partners hereafter agree. YCMI will be the operator of the joint venture.

1.6	Termination or Forfeiture of Option.

(a)

YCMI may terminate this Agreement to acquire a beneficial interest in the Property at any time by giving not less than 30 days prior written notice to that effect to the AuEx, except that YCMI must complete the Year 1 $500,000 work expenditure requirement prior to giving AuEx notice of termination. Upon expiry of the said 30 day notice period and on receipt of such notice by the AuEx, or if the Agreement is terminated pursuant to any other provision of this Agreement, the Agreement will be of no further force and effect. At any time YCMI may, at its option, terminate its interest in certain of the claims so long as those claims are returned to AuEx in good standing by August 1st of the year in which they are dropped. Should YCMI terminate its interest in the TSP prior to vesting the 70% interest but have incurred $3,000,000 or more in expenses, it shall be entitled to a 4% NSR royalty capped at twice its expenditures.

(b)

In the event YCMI is in default in the observance or performance of any of YCMI’s covenants, agreements or obligations under this Agreement, the AuEx may give written notice of such alleged default, specifying the details of the same. YCMI shall have thirty (30) days following its receipt of the said notice within which to remedy any such default described therein, or to commence action in good faith to remedy such default.

1.7	Participation

(a) During the period of the Option YCMI will fund all exploration, development and feasibility study expenditures on the Property and will be the operator.

(b)

Upon YCMI having exercised the Option, the parties will then participate in expenditures on the Property in accordance with their respective Interests or have their Interest diluted in accordance with a straight line dilution formula.

(c)	If through dilution the Interest of AuEx is reduced to below 10%, then the participating Interest of AuEx automatically converts to a 2% Net Smelter Return royalty interest (“NSR”).

1.8	Rights and Duties During Option Period. During the term of this Agreement:

(a)

YCMI and its employees, agents and independent contractors shall have the right to enter upon the Property and to do such prospecting, exploration, development or other mining work thereon and thereunder as is permitted by this Agreement, including the removal of mineral samples for the purpose of, and in the amounts appropriate for, testing such mineral samples, and YCMI shall have the right to bring upon and erect upon the Property such buildings, plant machinery and equipment as YCMI may deem necessary or desirable to carry out such activities;

	(b)	YCMI in its sole discretion will decide any matter concerning the conduct of its prospecting, exploration, development or other mining work on the Property;

	(c)	while this Agreement is in effect YCMI shall maintain the Property in good standing, including claims maintenance fees;

(d)

in the conduct of its exploration, development and operations on the Property, YCMI shall be responsible for compliance with applicable laws and regulations, including laws and regulations related to exploration, mining, development and reclamation; and

(e)

commencing with the claims assessment year ending at noon on September 1, 2009, YCMI shall perform all necessary assessment work, if required upon any unpatented mining claims held as Property and shall file in the name of AuEx all proofs of labor required by law; provided, however, YCMI shall not be required to perform assessment work upon unpatented mining claims for any assessment year if notice of termination, as provided below, is given prior to July 1st of any such year. Work performed by YCMI prior to termination of this Agreement may be used by AuEx in complying with its assessment requirements for the assessment year in which such work was done. YCMI shall, as soon as practicable, provide a copy to AuEx of the county recorder and Bureau of Land Management date-stamped affidavit evidencing completion of any required annual assessment work performed by YCMI. If changes in the law pertaining to the performance of assessment work shall become effective during the term hereof and such changes affect or eliminate the requirement to perform assessment work as contemplated in this paragraph, then YCMI’s compliance with any such change in the law shall be deemed complete and satisfactory performance of its obligations under this paragraph. YCMI shall not be required to make any payments in lieu of assessment work for any assessment year if notice of termination, as provided below, is given at least thirty (30) days prior to the date such claim maintenance payment is due.

(f)

At any time during which this Agreement is in effect, YCMI may, with the consent of AuEx but at its own expense, relocate, amend or apply for patent on any of the unpatented mining claims included in the Property, and such relocated, amended and patented claims shall be deemed to be covered by the provisions of this Agreement.

(g)

In the event of repeal or substantial change in the Mining Law of 1872, YCMI shall have whatever rights may be afforded to AuEx under the new laws, including (but not limited to) whatever preferred right AuEx may have to a lease from a governmental agency, subject to the payment to AuEx of the royalties prescribed above.

1.9

Force Majeure. If any party should be delayed in or prevented from performing any of the terms, covenants or conditions of this Agreement by reason of a cause beyond the control of such party, whether or not foreseeable, including fires, floods, earthquakes, volcanic eruptions, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts, wars, terrorist acts, inability after diligent efforts to obtain workmen or materials, including drilling contractors, transportation delays, acts of God, native land claims, government regulation or interference including delays in the issuance of permits but excluding a lack of funds, then any such failure on the part of such party to so perform shall not be deemed to be a breach of this Agreement and the time within which such party is obliged to comply with any such terms, covenants or conditions of this Agreement shall be extended by the period of all such delays. Such party shall give notice in writing to the other party forthwith and for each new cause of delay or prevention shall set out in such notice particulars of the cause, and the date on which the same arose, and shall take all reasonable steps to remove the cause of such delay or prevention, and shall also give notice immediately following the date that such cause ceases to exist.

1.10

Area of Interest. Any interest or right to acquire any interest in mining claims or in any other real property interest within the area described in Exhibit A (the “Area of Interest” or “AOI”), or contiguous claims that may extend beyond the Area of Interest, acquired during the term of this Agreement by or on behalf of YCMI or any affiliate of YCMI (the “Additional Property”) shall become subject to the terms and provisions of this Agreement.

Within thirty (30) days after the acquisition of Additional Property, all or any portion of which lies within the Area of Interest, YCMI shall notify AuEx of such acquisition. YCMI’s notice shall describe in detail the acquisition, the lands, the nature of the interest therein, the mining claims or other real property interest covered thereby, and the acquisition cost. The acquisition cost of such Additional Property shall be creditable against the work commitment expenditure requirement in that year. In addition to such notice, subsequent to a 30 day in advance written request by AuEx, YCMI shall make any and all information concerning the Additional Property available for inspection by AuEx.

1.11

Assignment. YCMI can assign this Agreement upon AuEx’s written approval, which approval shall not be unreasonably withheld, to other parties that are not affiliated with YCMI at any time with the assumption of all obligations of this Agreement going to those parties. At any time, and without the consent of the AuEx, YCMI may assign this Agreement to one or more of its affiliates upon the affiliate assuming all of YCMI’s obligations under this Agreement.

AuEx can assign its Interest in the Property and this Agreement upon YCMI’s written approval, which approval shall not be unreasonably withheld, to other parties provided that YCMI shall have a right of first refusal to the Interest in the Property being sold on the same terms offered by the other party.

2.	Indemnification

2.1

YCMI agrees to indemnify, defend and hold harmless AuEx (and all managers, officers, directors and agents of AuEx) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney’s fees and expenses, consultants’ fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by AuEx and its successors as a result of: (a) any breach, or (b) any matter, condition or state of fact involving environmental laws or hazardous materials which may arise after the Effective Date of this Agreement and that are caused by YCMI.

2.2

AuEx agrees to indemnify, defend and hold harmless YCMI (and all managers, officers, directors and agents of YCMI) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney’s fees and expenses, consultants’ fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by YCMI and its successors as a result of: (a) any breach, or (b) any matter, condition or state of fact involving environmental laws or hazardous materials which may exist prior to the Effective Date of this Agreement.

3.	Confidentiality

3.1

All data and information coming into the possession of the AuEx or YCMI by virtue of this Agreement with respect to the business or operations of the other party, or the Property generally, shall be kept confidential and shall not be disclosed to any person not a party hereto without the prior written consent of the other party, except:

	(a)	as required by law, rule, regulation or policy of any stock exchange or securities commission having jurisdiction over a party;

	(b)	as may be required by a party in the prosecution or defence of a lawsuit or other legal or administrative proceedings; or

	(c)	as required by a financial institution in connection with a request for financing relating to development or mining activities.

4.	Notices:

All notices to YCMI or to AuEx shall be in writing and shall be sent by certified or registered mail, return receipt requested, to the addresses below. Notice of any change in address shall be given in the same manner.

To YCMI:

Yellowcake Mining, Inc.

Suite 720 - 999 West Broadway
Vancouver, BC V6Z 1K5
Canada
Attention: William J. Tafuri, President & CEO
FAX: (604) 738.4080

with a copy to:

Clark Wilson LLP
800 - 885 West Georgia Street
Vancouver, BC V6C 3H1
Attention: Bernard Pinsky
FAX: 604-687-5700

To AuEx:

AuEx, Inc.
940 Matley Lane, Suite 17
Reno, NV, 89502 USA
Attention: Ronald L. Parratt, President & CEO

FAX: 775-337-1542

5.	Miscellaneous Provisions:

5.1

Execution: This Agreement may be executed by each of YCMI and AuEx in counterparts, each of which when so executed and delivered shall be an original, but both such counterparts shall together constitute one and the same instrument.

5.2	Payments and Currency: All payments shall be in U.S. currency payable to AuEx at the addresses above and dollar references in this Agreement are to U.S. dollars.

5.3

Applicable Law: This Agreement, including all documents annexed hereto and other agreements, documents and instruments delivered in connection herewith, shall be governed by and construed in accordance with the laws of the state of Nevada.

5.4	Entire Agreement: This Agreement constitutes the entire agreement between the parties.

5.5	Binding Effect: This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

5.6	No Partnership: Nothing in this Agreement shall create a partnership between AuEx and YCMI.

6.7

Recording Memorandum of Agreement: The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Pershing County, Nevada so as to give public notice, pursuant to the laws of the state of Nevada, of the existence of this Agreement.

5.8

Void or Invalid Provisions: If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

AuEx, Inc., a Nevada corporation

By: /s/ Ronald L. Parratt
          Ronald L. Parratt
Title: President and CEO

Yellowcake Mining, Inc., a Nevada corporation

By: /s/ William J. Tafuri
          William J. Tafuri
Title: President and CEO

EXHIBIT A

TRINITY SILVER PROJECT - DESCRIPTION OF PROPERTY

          1.           Mining Claims

          The following 59 unpatented lode mining claims situated in Pershing County, Nevada in Sections 4, 10 and 16, Township 29 North, Range 30 East, MDB&M:

Claim Name	BLM NMC

Seka 95-112	264542-264559
Seka 1-6, 8-16, 61-64, 73-76	243016-243030, 264508-264511, 264520-264523
TS-1 to 18	930542-930559

          2.           Leased Lands (Minerals Lease – 4,396.44 acres)

          Newmont’s interest under that certain Minerals Lease (29-OSP-0006) dated August 17, 1987, between Nevada Land and Resource Company LLC, successor in interest to Southern Pacific Land Company, and Newmont USA Limited, successor in interest to SFP Minerals Corporation, insofar and only insofar as it pertains to the following property:

Township 30 North, Range 30 East, MDB&M:
          Section 27;          All (640 acres)
          Section 33;          All (640 acres)
          Section 35;          N1/2, SE1/4, N1/2SW1/4 (560 acres)

Township 29 North, Range 30 East, MDB&M:
          Section 3;           Lots 1-4, S½N½, S½ (All, 639.12 acres)
          Section 5;           Lots 1-4, S½N½, S½ (All, 637.32 acres)
          Section 11;         All (640 acres)
          Section 17;         All (640 acres)

          3.           Owned Lands –Surface & Minerals – (1,280 acres)

          Newmont’s fee ownership interest insofar and only insofar as it pertains to the following property:

Township 29 North, Range 30 East, MDB&M:
          Section 9;           All (640 acres)
          Section 15,         All (640 acres)

          4.           Area of Interest

The Area of Interest for this agreement shall include all of sections 32, 33, 34 and 35, T30N, R30E and
          sections 2, 3, 4, 5, 8, 9, 10, 11, 14, 15, 16 and
          17, T29N, R30 E, Pershing County, Nevada.